Exhibit 99.1

                                  JETTAR, LTD.
                              Financial Statements

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Report of Independent Public Accountants'                                    F-1

Balance Sheet as of September 30, 1998 (unaudited) and
   December 31, 1997                                                         F-2

Statement of  Operations  for the nine months ended
   September 30, 1998 and 1997 (unaudited); and for
   the year ended December 31, 1997 and the nine months
   ended December 31, 1996                                                   F-3

Statement of Cash Flows for the nine months ended
  September 30, 1998 and 1997 (unaudited); and for
  the year ended December 31, 1997 and the nine
  months ended December 31, 1996                                             F-4

Statement of Changes in Stockholders' Equity from
    April 1, 1996 (inception) to September 30, 1998                          F-5

Notes to Financial Statements                                                F-6

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS'

September 26, 1998 (except as to Note J, which is as of November 23, 1998)

To the Board of Directors:
RMED International, Inc.
Eau Claire, Wisconsin

We have audited the accompanying balance sheet of Jettar, Ltd. (a Wisconsin corporation) as of December 31, 1997, and the related statements of operations, cash flows and changes in stockholders' equity for the year then ended and for the nine months from April 1, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jettar, Ltd. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended and for the nine months ended December 31, 1996 in conformity with generally accepted accounting principles.

OATLEY BYSTROM & HANSEN
Greenwood Village, Colorado

JETTAR, LTD.
Balance Sheet
                                                    September 30,   December 31,
                                                         1998           1997
                                                    -------------   ------------
                                                     (Unaudited)
ASSETS

CURRENT ASSETS
  Cash                                               $    31,577    $       793
  Accounts receivable, net                             1,112,359        820,120
  Inventory                                            1,250,015      1,015,342
  Prepaids expenses and other                            177,467        217,750
                                                     -----------    -----------
       Total current assets                            2,571,418      2,054,005
                                                     -----------    -----------
PROPERTY AND EQUIPMENT                                 2,233,076      2,430,519
                                                     -----------    -----------
OTHER ASSETS
  Deferred officer compensation                           19,390        106,646
  Security deposit                                        40,000         40,000
                                                     -----------    -----------
                                                          59,390        146,646
                                                     -----------    -----------
                                                     $ 4,863,884    $ 4,631,170
                                                     ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Bank overdraft                                     $   170,429    $   286,236
  Current maturities of long term debt                   517,600      1,246,030
  Accounts payable                                     1,230,465        908,264
  Accrued expenses                                       323,878        137,376
                                                     -----------    -----------
       Total current liabilities                       2,242,372      2,577,906
                                                     -----------    -----------
LONG TERM DEBT
  Bank line-of credit                                  2,135,000      1,710,000
  Capital lease obligations, less current
    maturities                                            20,384         26,298
                                                     -----------    -----------
       Total liabilities                               4,397,756      4,314,204
                                                     -----------    -----------
STOCKHOLDERS' EQUITY
  Common stock, $1 par value; 20,000 shares
    authorized; 10,100 shares issued; 9,580 and
    9,680 outstanding, respectively                       10,100         10,100
  Additional paid-in capital                           2,514,900      2,514,900
  Accumulated deficit                                 (1,936,172)    (2,096,034)
                                                     -----------    -----------
                                                         588,828        428,966
  Less treasury stock at cost; 520 and 420 shares,
    respectively                                        (122,700)      (112,000)
                                                     -----------    -----------
       Total stockholders' equity                        466,128        316,966
                                                     -----------    -----------
                                                     $ 4,863,884    $ 4,631,170
                                                     ===========    ===========

See accompanying notes.

JETTAR, LTD.
Statement of Operations

                                   Nine Months     Nine Months                   Nine Months
                                      Ended          Ended        Year Ended        Ended
                                   September 30,  September 30,   December 31,   December 31,
                                       1998           1997            1997           1996
                                   -------------  -------------   ------------   ------------
                                    (Unaudited)    (Unaudited)
NET SALES                          $ 12,493,982    $ 4,056,467    $ 7,434,762      $    --

COST OF SALES                         7,624,190      2,991,460      5,142,831           --
                                   ------------    -----------    -----------      ---------
      GROSS PROFIT                    4,869,792      1,065,007      2,291,931           --
                                   ------------    -----------    -----------      ---------
OPERATING EXPENSES
      Sales and marketing             3,911,433      1,455,549      3,024,087         79,996
      General and administrative        592,224        476,249        701,972        346,716
                                   ------------    -----------    -----------      ---------
                                      4,503,657      1,931,798      3,726,059        426,712
                                   ------------    -----------    -----------      ---------
OPERATING INCOME (LOSS)                 366,135       (866,791)    (1,434,128)      (426,712)
                                   ------------    -----------    -----------      ---------
OTHER INCOME (EXPENSE)
      Interest expense                 (206,273)      (185,383)      (245,663)          (544)
      Interest income and other            --              356          2,474         17,005
                                   ------------    -----------    -----------      ---------
                                       (206,273)      (185,027)      (243,189)        16,461
                                   ------------    -----------    -----------      ---------
NET INCOME (LOSS)                  $    159,862    $(1,051,818)   $(1,677,317)     $(410,251)
                                   ============    ===========    ===========      =========

See accompanying notes.

JETTAR, LTD.

Statement of Cash Flows

                                                       Nine Months     Nine Months                   Nine Months
                                                          Ended          Ended        Year Ended        Ended
                                                       September 30,  September 30,   December 31,   December 31,
                                                           1998           1997            1997           1996
                                                       -------------  -------------   ------------   ------------
                                                        (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net  income (loss)                                  $ 159,862    $(1,051,818)   $(1,677,317)   $  (410,251)
      Adjustments to reconcile net income (loss)
      to net cash provided by operations:
          Depreciation                                     199,751        197,564        264,029           --
          Amortization                                       5,681          6,391          8,521           --
          Amortization of deferred compensation             87,256         39,993         53,324         39,992
          Stock issued officer for legal services             --             --             --           35,000
          Changes in operating assets and liabilities:
               Accounts receivable                        (292,239)      (764,428)      (820,120)          --
               Inventory                                  (234,673)      (700,268)      (822,779)      (192,563)
               Prepaids expenses and other                  40,283       (116,281)       (99,050)      (118,700)
               Accounts payable                            322,201     (1,083,176)    (1,219,571)     2,127,835
               Accrued expenses                            186,502         58,507        120,524          6,890
                                                         ---------    -----------    -----------    -----------
 NET CASH FROM (USED FOR) OPERATIONS                       474,624     (3,413,516)    (4,192,439)     1,488,203
                                                         ---------    -----------    -----------    -----------
 CASH FLOWS FROM INVESTING ACTIVITIES
      Purchases of equipment                                (7,989)      (139,713)      (143,140)    (2,517,322)
      Security deposit                                        --          (40,000)       (40,000)          --
                                                         ---------    -----------    -----------    -----------
 NET CASH (USED IN) INVESTING ACTIVITIES                    (7,989)      (179,713)      (183,140)    (2,517,322)
                                                         ---------    -----------    -----------    -----------
 CASH FLOWS FROM FINANCING ACTIVITIES
      Net proceeds (repayments) - bank line-of credit     (304,000)     2,368,000      2,948,000           --
      Net increase (decrease) in bank overdraft           (115,807)        68,797        286,236           --
      Principal payments on capital lease obligations       (5,344)        (6,210)        (8,279)          --
      Proceeds from sale of stock                             --        1,025,000      1,025,000      1,275,000
      Payments to acquire treasury stock                   (10,700)      (112,000)      (112,000)          --
      Distributions to stockholders                           --           (8,466)        (8,466)          --
                                                         ---------    -----------    -----------    -----------
 NET CASH FROM FINANCING ACTIVITIES                       (435,851)     3,335,121      4,130,491      1,275,000
                                                         ---------    -----------    -----------    -----------
 NET INCREASE (DECREASE) IN CASH                            30,784       (258,108)      (245,088)       245,881

 CASH - BEGINNING OF PERIOD                                    793        245,881        245,881           --
                                                         ---------    -----------    -----------    -----------
 CASH - END OF YEAR                                      $  31,577    $   (12,227)   $       793    $   245,881
                                                         =========    ===========    ===========    ===========

See accompanying notes.

JETTAR, LTD.
Statement of Changes in Stockholders' Equity

                              Common Stock     Additional      Retained
                            ----------------     Paid-in       Earnings        Treasury
                            Shares    Amount     Capital       (Deficit)         Stock         Total
                            ------    ------     -------       ---------       --------        -----
April 1, 1996 (inception)     --     $  --     $      --      $      --       $     --       $     --
     Issued for cash         5,100     5,100     1,269,900           --             --        1,275,000
     Issued for services       900       900       224,100           --             --          225,000
     Net loss                 --        --            --         (410,251)          --         (410,251)
                            ------   -------   -----------    -----------    -----------    -----------

December 31, 1996            6,000     6,000     1,494,000       (410,251)          --        1,089,749
     Issued for cash         4,100     4,100     1,020,900           --             --        1,025,000
     Purchase 420 shares      --        --            --             --         (112,000)      (112,000)
     Distributions            --        --            --           (8,466)          --           (8,466)
     Net loss                 --        --            --       (1,677,317)          --       (1,677,317)
                            ------   -------   -----------    -----------    -----------    -----------

December 31, 1997           10,100    10,100     2,514,900     (2,096,034)      (112,000)       316,966
     Unaudited:
     Purchase 100 shares      --        --            --             --          (10,700)       (10,700)
     Net income               --        --            --          159,862           --          159,862
                            ------   -------   -----------    -----------    -----------    -----------
September 30, 1998          10,100   $10,100   $ 2,514,900    $(1,936,172)   $  (122,700)   $   466,128
                            ======   =======   ===========    ===========    ===========    ===========

See accompanying notes.

JETTAR, LTD.
Notes to Financial Statements

Note A - Business and Operations

Description of Business

Jettar, Ltd. (the "Company") was incorporated in Wisconsin on April 1, 1996. Based in Eau Claire, Wisconsin, the Company is engaged in the manufacture of disposable baby diapers for private label distributors and its own Bumpies(R) and Rock-A-Bye(R) brands. The Company's private brand diapers are marketed through independent commissioned brokers and sold to retail grocery chains in the Midwest and Mid-Atlantic regions. On November 23, 1998, the Company merged with RMED International, Inc. (see Note I).

Major  Customer

Sales in 1997 to a single customer constituted approximately 13% of total sales. The customer has several locations throughout the Midwest and each location negotiates its purchases separately. At December 31, 1997 the receivable from this customer was $294,500.

Major  Suppliers

The Company purchased raw materials in 1997 from three vendors totaling approximately $2,324,000 or 46% of total raw material purchases. Purchases from each vendor ranged from 13% to 18%. As of December 31, 1997, outstanding accounts payable to these vendors totaled approximately $346,917.

Note B - Summary of Significant Accounting Policies

Use of Estimates

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions affecting reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable are written off when deemed uncollectible. An allowance for doubtful accounts has not been provided since the amount of such allowance is immaterial to the financial statements.

Inventory

Inventory is valued at the lower of cost or market. Cost is determined by use of the first-in, first-out method. Inventories consist of the following:

                                                              December 31,
                                                    ----------------------------
                                                       1997               1996
                                                    ----------------------------
    Raw materials                                   $  506,640          $192,563
    Finished goods                                     508,702              --
                                                    ----------          --------
                                                    $1,015,342          $192,563
                                                    ==========          ========

JETTAR, LTD.
Notes to Financial Statements

Property and Equipment

Property and  equipment is stated at cost.  Depreciation  is computed  using the straight-line method over the assets' estimated useful lives, which is principally ten years. Upon sale or retirement the related cost and accumulated depreciation of property is removed from the accounts. Amortization of leased property under capital leases is provided using the straight-line method over the term of lease. Maintenance and repair costs are expensed as incurred, and renewals and improvements that extend the useful life of the assets are capitalized.

As of December 31, 1997, property and equipment consists of the following:

               Manufacturing and warehouse equipment           $ 2,685,534
               Office equipment                                     17,535
                                                               -----------
                                                                 2,703,069
               Accumulated depreciation and amortization          (272,550)
                                                               -----------
                                                               $ 2,430,519
                                                               ===========

Deferred Officer Compensation

Deferred officer compensation represents the estimated cost of stock issued services and is amortized over the related vesting period.

Revenue  Recognition

Sales are recognized when products are shipped. Sales generally are on an open account basis, subject to credit limits that typically provide a two percent discount for timely payment.

Advertising  and  Slotting  Costs

Production costs of advertising (including the cost of coupons) are expensed the first time the advertising takes place. All other advertising and promotional costs are expended when incurred. Advertising and coupon costs, which are included in sales and marketing expenses for 1997 amount to $1,308,230 (none in 1996). Slotting fees paid retailers for shelf space are expensed upon first shipment to the retailer and are also included in sales and marketing expenses. Slotting fees expended in 1997 amount to $1,069,424 (none in 1996).

Income Taxes

The Company, with the consent of its stockholders, has elected to be taxed under sections of federal and state income tax law as an S corporation. As a result of this election, the corporation does not pay income taxes. Instead, the stockholders separately pay tax on their pro-rata shares of the Company's income, deductions, losses and credits.

Statement of Cash Flows Information

Cash  and  cash  equivalents  include  cash  and  short-term   investments  with
maturities of three months or less. During 1997 and 1996, the Company paid interest of approximately $246,000 and $544, respectively. Non-cash investing and financing activities includes the following transactions:

JETTAR, LTD.
Notes to Financial Statements

                                                        1997        1996
                                                        ----        ----
   Equipment acquired pursuant to capital leases       $42,607     $   --

   Stock issued officers for services, 900 shares         --        225,000

Note C - Bank Line-of Credit

The Company has a line-of credit loan agreement with a Wisconsin bank dated December 2, 1996. Borrowings thereunder are limited to a maximum of $4 million through 1997 and $3.2 million thereafter until maturity on December 31, 1998. Borrowings are also limited by a percentage of qualified receivables, inventory and fixed assets. The loan is secured by substantially all of the assets of the Company, assignment of life insurance policies on two officers, and personally guaranteed by the stockholders. Interest is payable monthly at one-half percent above the bank's prime rate (a combined total of nine percent as of December 31, 1997). On November 20, 1998, the Company renewed and extended the bank agreement (see Note J).

Note D - Leases

Operating Leases

The Company leases its manufacturing, warehouse and office facility in Eau Claire, Wisconsin pursuant to an agreement ending December 31, 2001. The annual base rent of $187,920 is subject to increases in inflation and the Company is responsible for principally all operating expenses. The agreement provides the Company options to renew the lease for two successive five-year terms. Rent for the facility was $187,920 in 1997 (none in 1996).

The Company leases certain computer equipment with terms ending in 1999. The combined monthly obligation for these leases is $617. Minimum annual rentals subsequent to 1997 for operating leases are as follows:

                      Year ending December 31,

                      1998                    $  195,319
                      1999                       194,631
                      2000                       187,920
                      2001                       187,920
                                               ---------
                                               $ 765,790
                                               =========

Capital Leases

The Company leases a copier and two forklifts. Upon expiration of the leases, the Company may purchase the leased equipment at fair market value. Since the leases qualify as capital leases, the $42,607 present value of the minimum lease payments at the inception of the leases is included in the cost of property and equipment. Future minimum lease payments are as follows:

JETTAR, LTD.
Notes to Financial Statements

             Year ending December 31,
             1998                                    $  10,870
             1999                                       10,737
             2000                                       10,071
             2001                                        9,232
                                                      --------
             Total payments                             40,910
             Amount representing interest               (6,582)
                                                      --------
             Present value of future
               minimum lease payments                 $ 34,328
                                                      ========

Remaining capital lease obligations are classified as follows in the balance sheet:

Current maturities                                   $   8,030
Long-term                                               26,298
                                                      --------
                                                      $ 34,328
                                                      ========

Note E - Stockholders' Equity

April 1, 1996, the Company sold 5,100 shares of common stock to eight individuals for $1,275,000 ($250 per share). In addition, 900 shares were issued April 1, 1996 (at $250 per share) for services: 140 shares to an officer for 1997 legal services and 760 shares to two operating officers for future services. The shares issued for future services vest annually over a three-year period beginning December 31, 1997. Accordingly, deferred compensation of $190,000 was recorded and is being amortized to expense over the three-year vesting period. Vesting of the officer shares is accelerated upon sale or merger of the Company or death or disability of the officer.

March 3, 1997, an investor sold 420 shares of stock to the Company for $112,000 ($267 per share). The sale price included a provision for interest of $7,000. The purchased shares are recorded as treasury stock.

June 30, 1997 a chief executive officer was hired that acquired 100 shares for $250 per share with funds paid him pursuant to an employment agreement. The agreement also provided for issuance of 320 shares for services to vest over a three-year period. The officer was terminated March 23, 1998 and the 100 shares were returned to the Company for $10,700 and the unvested shares canceled pursuant to a separation agreement. Since the 320 service shares will not vest they have not been reflected as outstanding in the accompanying financial statements.

September 17, 1997, five of the initial investors paid $1 million to purchase 4,000 shares of common stock ($250 per share). The funds provided were necessary to finance continued start-up activities and protect the initial investment of the individuals. Consequently, this sale of the stock is not considered by the board of directors as an indicator of the fair value of the Company on September 17, 1997, but rather additional paid-in capital.

JETTAR, LTD.
Notes to Financial Statements

Note F - Employee  Retirement Plan

The Company adopted a Section 401(k) employee retirement plan on January 1, 1997. Participants may choose to contribute up to 15% of their compensation to the plan. In addition, the Company may contribute a matching amount in its sole discretion. There were no employer contributions for 1997. Accumulated plan benefits and net assets as of December 31, 1997 were $4,791 (all vested).

Note G - Related Party Transactions

The Company paid a related company $43,824 for operating supplies, administrative and accounting services. The Company's chairman of the board of directors is a major stockholder in both companies. Another officer was paid $29,239 in 1997 for legal services and 140 shares of common stock in 1996 for legal services valued at $35,000.

Note H - Commitments and Contingencies

Option to Purchase Wood Pulp

June 30, 1997, the Company entered into an option agreement with a supplier to purchase 1,800 metric tons wood pulp at a pre-determined price between August 1, 1997 and May 31, 1998. The agreement also grants the supplier the right of first refusal for orders in excess of the optioned tonnage at prevailing market prices.

License Agreement

January 12, 1997, the Company entered an agreement with another company, which grants Jettar a non-exclusive license to manufacture and sell diapers covered by a patent. The license expires upon the later of expiration of the patent or July 3, 2007. The Company may also terminate the agreement upon six months written notice. In 1997 the Company paid an initial license fee of $10,000 and royalties totaling $8,232. The royalty rate in 1997 was .16% of applicable sales, and decreases to .11% in 1998 and .10% thereafter.

Settlement of Dispute with Competitor

On September 2, 1998, the Company entered into a settlement agreement with a national diaper manufacturer, wherein it was alleged the Company had infringed on certain patent rights. Terms of the settlement require payment of royalties to the manufacturer of three percent of net sales of certain disposable diapers and five percent of absorbent pants effective August 13, 1998 for the term of the patents. In the event the Company's sales for the period January 1, 1997 to August 12, 1998 exceed $15,840,000, the manufacturer is not bound by the agreement and may seek damages.

Year 2000  Issue

The Company is cognizant of the issues associated with the programming code in existing computer systems as the Year 2000 approaches. The "Year 2000" problem is pervasive and complex, as virtually every computer operation will be affected in some way. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date field. These date code fields will need to accept four digit entries to distinguish

JETTAR, LTD.
Notes to Financial Statements

21st century dates from 20th century dates. As a result, in less than two years computer systems and/or software used by the Company will need to be upgraded to comply with such Year 2000 requirements. The Company is presently evaluating and upgrading its software and hardware, so that its computer systems will function properly with respect to Year 2000 and beyond. The Company expects to have all major computer systems year 2000 compatible before December 31, 1999.

Note I - Fair Value of Financial Instruments

The Company has adopted  Statement of Financial  Accounting  Standards  No. 107,
"Disclosure About Fair Value of Financial Instruments," which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet classifications as of December 31, 1997:

                                             Carrying Amount      Fair Value
                                             ---------------      ----------
          Cash                                 $        793       $      793
          Bank line-of credit                     2,948,000        2,948,000
          Capital lease obligations                  28,984           28,984

Note J - Events Subsequent to December 31, 1997

September  23,  1998,  the Company  announced  its  intention to merge with RMED
International, Inc., a customer of the Company beginning in April 1998. The merger was completed November 23, 1998 and the Company became a wholly-owned subsidiary of RMED upon exchange of 2.8 million shares of RMED common stock for all of the outstanding stock of the Company. In addition, the stockholders of the Jettar received a two-year option to acquire a total of 801,824 shares of RMED common stock at $1 per share.

November 20, 1998, Jettar's bank line-of credit loan agreement was renewed and extended to June 30, 2000. Borrowings continue to be limited by a percentage of qualified receivables, inventory and fixed assets, are secured by substantially all Company assets, and bank approval is required for significant corporate activities including capital expenditures, sale of stock and payment of dividends. Also, the interest rate was increased to .75 percent above the bank's prime rate with maximum borrowings as follows:

    Period                                                     Commitment Amount
    ------                                                     -----------------
    Closing (November 23, 1998) through December 31, 1998      $3.2 million
    January 1, 1999 through January 31, 1999                   $3.1 million
    February 1, 1999 through February 28, 1999                 $3.0 million
    March 1, 1999 through March 31, 1999                       $2.9 million
    April 1, 1999 through April 30, 1998                       $2.8 million
    May 1, 1999 through May 31, 1999                           $2.7 million
    June 1, 1999 through June 30, 1999                         $2.56 million

JETTAR, LTD.
Notes to Financial Statements

    July 1, 1999 through September 30, 1999                    $2.135 million
    October 1, 1999 through December 31, 1999                  $1.71 million
    January 1, 2000 through Maturity (June 30, 2000)           $1.3 million

Note K - Unaudited Interim Financial Statements

The financial statements for the nine months ended September 30, 1998 and 1997 are unaudited; however, in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary in order to make the interim financial statements not misleading have been made. The results of the interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

Item 7.  Financial Statements and Exhibits

On November 23, 1998, RMED International, Inc. (the "Company" or "RMED") acquired Jettar, Ltd. ("Jettar"), a privately held diaper manufacturing and distributing company located in Eau Claire, Wisconsin. The merger of the two companies is pursuant to a stock-for stock agreement wherein Jettar stockholders received 2.8 million shares of RMED common stock for all of the issued and outstanding stock of Jettar. In addition, Jettar stockholders received options to purchase a total of 810,924 shares of RMED common stock for two years at $1.00 per share. The following pro forma financial statements and notes thereto are presented assuming the merger will be accounted for as a "pooling of interests." Under this method of accounting, RMED will restate its consolidated financial statements to include Jettar's assets, liabilities, stockholder' equity and results of operations.

The unaudited pro forma combined condensed financial statements presented below are based on assumptions the Company believes are reasonable and which the Company believes are both factually supportable and directly attributable to the merger. The unaudited pro forma combined condensed financial statements of RMED and Jettar reflect their business combination as of September 30, 1998 and for the nine months then ended. The information set forth in the unaudited pro forma financial statements below should be read with the historical financial statements and notes thereto and other information included in: (a) RMED's 1977 Annual Report on Form 10-KSB, (b) RMED's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, and (c) Jettar's financial statements for the year ended December 31, 1997 included in Item 7 of this Report.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of the results of operations or financial position that actually would have occurred had the merger with Jettar been consummated on the dates indicated or that may be obtained in the future.

Unaudited Pro Forma Combined Condensed Balance Sheet

The pro forma balance sheet reflects the combination of the historical balance sheets of RMED and Jettar at September 30, 1998, as if the merger and issuance of 2.8 million shares of RMED common stock to Jettar stockholders had occurred as of that date.

Unaudited pro Forma Combined Condensed Statement of Operations

The pro forma statement of operations reflects the combination of the historical operating results of RMED and Jettar for the nine months ended September 30, 1998.

                    RMED International, Inc. and Jettar, Ltd.
              Unaudited Pro Forma Combined Condensed Balance Sheet
                            As of September 30, 1998

                                              Historical                     Pro Forma
                                     --------------------------    -----------------------------
                                         RMED          Jettar       Adjustments       Combined
                                         ----          ------       -----------       --------
ASSETS
Cash                                 $    79,554    $    31,577    $       --        $   111,131
Accounts and notes receivable, net       229,606      1,112,359        (166,609)[3]    1,175,356
Inventory                                238,302      1,250,015         (32,300)[3]    1,456,017
Other                                      4,627        177,467            --            182,094
                                     -----------    -----------    ------------      -----------
      Total Current Assets               552,089      2,571,418        (198,909)       2,924,598
Property and equipment, net              227,339      2,233,076            --          2,460,415
Other assets                              78,142         59,390            --            137,532
                                     -----------    -----------    ------------      -----------
                                     $   857,570    $ 4,863,884    $   (198,909)     $ 5,522,545
                                     ===========    ===========    ============      ===========
LIABILITIES AND EQUITY
Debt maturing in one year            $     3,477    $   517,600    $       --        $   521,077
Other current liabilities                385,840      1,724,772        (149,622)[3]    1,960,990
                                     -----------    -----------    ------------      -----------
      Total Current Liabilities          389,317      2,242,372        (149,622)       2,482,067
Long term debt                           139,138      2,155,384            --          2,294,522
                                     -----------    -----------    ------------      -----------
                                         528,455      4,397,756        (149,622)       4,776,589
                                     -----------    -----------    ------------      -----------
STOCKHOLDERS' EQUITY
Common stock                              63,960         10,100          17,900 [1]       91,960
Contributed capital                    5,160,412      2,514,900        (140,600)[1]    7,534,712
Accumulated deficit                   (4,895,257)    (1,936,172)        (49,287)[3]  (6,880,716)
Treasury stock                              --         (122,700)        122,700 [1]          --
                                     -----------    -----------    ------------      -----------
Total Stockholders' Equity               329,115        466,128         (49,287)         745,956
                                     -----------    -----------    ------------      -----------
                                     $   857,570    $ 4,863,884    $   (198,909)     $ 5,522,545
                                     ===========    ===========    ============      ===========

                    RMED International, Inc. and Jettar, Ltd.
         Unaudited Pro Forma Combined Condensed Statement of Operations
                  For the Nine Months Ended September 30, 1998

                                              Historical                     Pro Forma
                                     --------------------------    -----------------------------
                                         RMED          Jettar       Adjustments       Combined
                                         ----          ------       -----------       --------
NET SALES                             $1,887,271    $12,493,982    $    (82,800)[3]  $14,298,453
COST OF GOODS SOLD                     1,023,970      7,624,190         (50,500)[3]    8,597,660
                                     -----------    -----------    ------------      -----------
      Gross Profit                       863,301      4,869,792         (32,300)       5,700,793
OPERATING EXPENSES                       827,676      4,503,657          16,987 [3]    5,348,320
                                     -----------    -----------    ------------      -----------
      Operating Income                    35,625        366,135         (49,287)         352,473
INTEREST AND OTHER                        53,020       (206,273)          -             (153,253)
                                     -----------    -----------    ------------      -----------
      Net Income                     $    88,645    $   159,862    $    (49,287)     $   199,220
                                     ===========    ===========    ============      ===========
BASIC EARNINGS PER SHARE             $      0.01                                     $      0.02
                                     ===========                                     ===========
DILUTED EARNINGS PER SHARE           $      0.01                                     $      0.02
                                     ===========                                     ===========
WEIGHTED SHARES - BASIC                6,384,328                      2,800,000 [2]    9,184,328
                                     ===========                   ============      ===========
WEIGHTED SHARES - DILUTED              7,401,992                      2,830,843 [2]   10,232,835
                                     ===========                   ============      ===========

                    RMED International, Inc. and Jettar, Ltd.
      Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Note A - Basis of Presentation

The accompanying unaudited pro forma combined condensed financial statements include the historical financial statements of RMED and Jettar and are intended to reflect the impact of their merger. On November 23, 1998 RMED and Jettar completed the merger, in a transaction in which each share of Jettar common stock was converted into and exchanged for 289.2562 shares of RMED common stock (equivalent to 2.8 million shares, or 30.5% of the outstanding shares of RMED common stock at the time of the merger). Jettar, Ltd. was discontinued effective with the merger, which is accounted for as a "pooling of interests" and a tax-free reorganization. Effective with the merger, the RMED historical financial statements have been restated to include the accounts of Jettar.

The accompanying pro forma financial statements are presented for illustrative purposes only and do not give effect to any cost savings which may result from the integration of RMED's and Jettar's operations. These potential savings, as well as any potential revenue synergies, reflect future opportunities, including the reduction of expected cost increases, and do not necessarily involve reductions from historical cost levels. As the nature of any dispositions relating to the overlapping resources is uncertain, the accompanying pro forma financial statements do not reflect any such disposition which may be made or consideration which may be received. Differences in accounting policies do not have a material effect on either the pro forma financial position or pro forma results of operations and have not been reflected in the pro forma financial statements. The pro forma statement of operations reflects the merger as if it had taken place on January 1, 1998.

The pro forma financial statements are not necessarily indicative of the results of operations or financial position that actually would have occurred had the merger been consummated on the date indicated or that may be obtained in the future. These unaudited pro forma financial statements should be read in conjunction with the related historical financial statements and notes thereto of: (a) RMED's 1997 Annual Report on Form 10-KSB, (b) RMED's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, and, (c) Jettar's financial statements for the year ended December 31, 1997 included in Item 7 of this Report. It is expected that RMED and Jettar will, subsequent to the completion of the merger, perform comprehensive reviews of the combined companies' operations and strategic initiatives. Though the results of any such reviews cannot be determined at this time, such reviews may result in significant accounting charges.

Note B - Pro Forma Adjustments

1.   Stockholders' equity accounts have been adjusted to reflect the issuance of
     2.8 million shares of RMED common stock in exchange for all of the issued and outstanding Jettar common stock (based on the exchange ratio of approximately 289.2563 per share).

                    RMED International, Inc. and Jettar, Ltd.
      Notes to Unaudited Pro Forma Combined Condensed Financial Statements

2. Pro forma combined earnings per common share and earnings per common share assuming dilution are based on the combined weighted average shares outstanding after conversion of shares of Jettar common stock into shares of RMED common stock from the beginning of the period presented.

3. Sales and profit on sales for transactions between RMED and Jettar have been eliminated.

Note C - Federal Income Taxes

The unaudited pro forma combined condensed financial statements assume that the merger qualifies as a tax-free reorganization for federal income tax purposes. As a result of available net operating loss carryovers, a provision for income taxes has not been provided on pro forma net income.

Note D - Recent Development

November 20, 1998, Jettar's bank line-of credit loan agreement was renewed and extended to June 30, 2000. Borrowings continue to be limited by a percentage of qualified receivables, inventory and fixed assets, are secured by substantially all Company assets, and bank approval is required for significant corporate activities including capital expenditures, sale of stock and payment of dividends. Also, the interest rate was increased to .75 percent above the bank's prime rate with maximum borrowings as follows:

   Period                                                      Commitment Amount
   ------                                                      -----------------
   Closing (November 23, 1998) through December 31, 1998       $3.2 million
   January 1, 1999 through January 31, 1999                    $3.1 million
   February 1, 1999 through February 28, 1999                  $3.0 million
   March 1, 1999 through March 31, 1999                        $2.9 million
   April 1, 1999 through April 30, 1998                        $2.8 million
   May 1, 1999 through May 31, 1999                            $2.7 million
   June 1, 1999 through June 30, 1999                          $2.56 million
   July 1, 1999 through September 30, 1999                     $2.135 million
   October 1, 1999 through December 31, 1999                   $1.71 million
   January 1, 2000 through Maturity (June 30, 2000)            $1.3 million

The pro forma financial statements do not reflect any adjustments related to the renewal of the bank agreement.